Exhibit 10.1

[PNC Letterhead]

January 8, 2015

Northern Technologies International Corporation
4201 Woodland Road
Circle Pines, MN 55014

Re: Renewal of Expiration Date for that certain $3,000,000.00 Working Cash® Line of Credit
("Line of Credit") extended by PNC Bank, National Association (the "Bank") to Northern
Technologies International Corporation (the "Borrower")

Ladies/Gentlemen:

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain promissory note executed and delivered by the Borrower to the Bank dated January 10, 2011 (the "Note") and/or that certain loan agreement governing the Line of Credit (the "Loan Agreement"), has been extended from January 7, 2015 to January 7, 2016 or such later date as may, in the Bank's sole discretion, be designated by the Bank by written notice from the Bank to the Borrower, effective on January 8, 2015. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the "Loan Documents") shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:  /s/ Yelena Spadafora

Yelena Spadafora
Vice President